EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Authentidate Holding Corp. on Form S-8 (Nos. 333-197346, 333-179269, 333-23933, 333-65894, 333-91337, 333-97965, 333-118338 and 333-174347), of our report dated October 13, 2017, on our audit of the consolidated financial statements as of June 30, 2017 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about October 13, 2017. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the company’s ability to continue as a going concern.

/s/ Rosenberg, Rich, Baker, Berman and Company

Somerset, New Jersey

October 13, 2017